                                  Exhibit 99.3

                          UNITED STATES DISTRICT COURT

                         NORTHERN DISTRICT OF OKLAHOMA

MULTIMEDIA GAMES, INC., a Texas corporation; and      )
SENECA-CAYUGA TRIBE OF OKLAHOMA,                      )
                                                      )
          Plaintiffs,                                 )
                                                      )
vs.                                                   )
                                                      )      CASE NO. 98-______
THE UNITED STATES DEPARTMENT OF JUSTICE; JANET RENO,  )
Attorney General of the United States; and STEPHEN C. )
LEWIS, United States Attorney for the Northern        )
District of Oklahoma,                                 )
                                                      )
          Defendants.                                 )

                        COMPLAINT FOR DECLARATORY RELIEF

         By this action, Multimedia Games, Inc. ("Multimedia"), and the Seneca-Cayuga Tribe of Oklahoma ("Seneca-Cayuga") request a declaratory judgment that Multimedia's Bingo aid "MegaMania," widely used by plaintiff Seneca-Cayuga and other Indian tribes and nations in Oklahoma, and by Indian tribes and nations nationwide, is permissible Class II gaming under the Indian Gaming Regulatory Act, 25 U.S.C. Sections 2701 et seq. ("IGRA").

         IGRA, enacted by Congress in 1988, provides an expansive definition of Bingo and mandates that tribes are to be given maximum flexibility in employing new technology in furtherance of





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Class II gaming.  Not only is MegaMania a classic example of what Congress had in mind when it encouraged maximum flexibility in the use of technology to aid tribes in conducting Class II gaming, the National Indian Gaming Commission ("NIGC"), the agency entrusted by Congress to interpret the IGRA, has rendered several advisory opinions to this effect, and none to the contrary. Furthermore, when it suits its purposes in other litigation, the Department of Justice ("DOJ") has repeatedly made concessions regarding the Class II nature and characteristics of MegaMania.

         Nevertheless, the DOJ, on December 31, 1997, entered Indian lands in both the Eastern and Northern Districts of Oklahoma and seizing hundreds of the MegaMania Bingo terminals and the Bingo ball blower. (Though the property was "seized," U.S. Attorney Stephen C. Lewis told representatives of the Cherokee Nation that he would not physically remove the Bingo terminals from the hall for fear that the government would have to return them if the court did not find them illegal.) Meanwhile, the very same United States Attorney has given his blessing and approval to "Rocket Bingo -- The Classic Game," a virtually identical electronic Bingo aid manufactured by one of Multimedia's competitors, which supplies Bingo machinery to Indian gaming facilities that are competitors of the plaintiff Indian Tribe.

         The schism between the plain statutory language of IGRA, the defendants' civil and criminal enforcement threats, and the NIGC





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advisory opinions has led to a confusing, incoherent, and intolerable regulatory regime in which the Seneca-Cayuga, other Indian tribes and nations and Multimedia cannot make sound decisions. The end result is that the Seneca-Cayuga, other Indian tribes and nations, and Multimedia must either forego the very Class II gaming that Congress intended that they be able to use or risk criminal penalties and be subjected to searches, seizures, and other forms of interference.

         Should the Seneca-Cayuga, and other Indian tribes and nations, be persuaded to forego MegaMania by the in terrorem effect that naturally follows the misguided enforcement actions of the defendants, that result will not only be extremely costly to Multimedia, but injurious to the Seneca-Cayuga and other Indian tribes and nations as well. All of the Indian tribes and nations in Oklahoma and other states who rely on MegaMania as a source of Class II gaming income have significant problems of unemployment and poverty. Congress has sanctioned Class II gaming precisely as a means to bring revenues to the Indian tribes and nations. With respect to the Indian tribes and nations in Oklahoma, including the Seneca-Cayuga, a significant portion of their revenues comes from the MegaMania game.

         The DOJ has taken advantage of the economic dependence of the Seneca-Cayuga on MegaMania, and other Indian tribes and nations' dependence on MegaMania, by seizing MegaMania terminals and central





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equipment on December 31, 1997, perhaps the busiest day of the year for gaming on Indian lands. The DOJ has explicitly asserted that its action was designed to have the likely effect of shutting down MegaMania everywhere in the United States.

         Multimedia has made every conceivable effort to cooperate with the defendants, to learn their objections to the MegaMania game, and to alter the game to meet every request of the NIGC and DOJ. All of Multimedia's efforts have been peremptorily rebuffed by defendants. As a result of defendants' conduct, the Seneca-Cayuga, other Indian tribes and nations that use the MegaMania game and Multimedia are suffering irreparable harm, their members' and employees' liberty placed at potential risk by defendants. Furthermore, every day that the MegaMania terminals are not allowed to operate costs the plaintiff Tribe thousands of dollars of revenue critical to the day-to-day operations of their sovereign government.

         Accordingly, to put at rest the issue of whether MegaMania is lawful Class II gaming or unlawful Class III gaming, plaintiffs bring this action for declaratory relief.

                                    COUNT I
                             (DECLARATORY JUDGMENT)
                                    PARTIES

         1. Plaintiff Multimedia is a publicly held Texas corporation with its principal place of business in Tulsa, Oklahoma. Multimedia manufactures and markets for sale Megamania Bingo





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terminals (also known as Electronic Player Stations or "EPS"), and oversees the equipment and maintenance of the MegaMania Bingo game. Multimedia is the nation's leading provider of services for electronically-linked Class II Bingo games, electronic-based interactive Bingo games, and associated data processing and communications products and services to the Indian gaming market. The MegaMania game operated by Multimedia is in all cases operated on behalf of Indian tribes. By contracts approved by the Bureau of Indian Affairs ("BIA") and the NIGC, all of the tribes who utilize MegaMania control the game through tribal committees. These committees meet at various times of the year, hold elections and approve any changes to the game.

         2. Plaintiff Seneca-Cayuga Tribe of Oklahoma is a federally recognized Indian Tribe, possessed of all sovereign powers and rights thereto pertaining. The Seneca-Cayuga is responsible for overseeing and regulating Class II gaming on Indian lands subject to its jurisdiction and enforcing the IGRA pursuant to federally-approved tribal gaming ordinances. The Seneca-Cayuga consists of approximately 2,000 members.

         3. The Seneca-Cayuga operates only one Bingo hall. MegaMania is played at that hall and is the most significant game operated at that hall. This hall is located in Delaware County in the Northern District of Oklahoma.





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         4.  There are a total of 84 MegaMania Bingo terminals at the
Seneca-Cayuga Bingo hall. Of these, 47 are owned by the Seneca-Cayuga and 37 are under lease by the Seneca-Cayuga from Multimedia with an option to purchase. The Seneca-Cayuga revenues from MegaMania have averaged approximately $120,000 per month over the past six months.

         5. The Seneca-Cayuga hall employs 60 individuals, 19 of whom will be laid off within a week if MegaMania Bingo is not restored. The permanent denial of MegaMania Bingo will likely cause the hall to fail, and cause all the remaining employees to be laid off. Many of those employees are tribal members, or individuals supporting tribal members. As the Tribe's hiring practices are geared to support the needy in the community, hall employees include a number of single mothers and individuals who are the sole support for their families.

         6. MegaMania Bingo has been the difference between the Seneca-Cayuga hall remaining open, and its demise. Prior to the advent of MegaMania, the hall could remain open only sporadically, and was usually closed over the Christmas season. Since MegaMania began, the hall has remained open year around. The revenues from MegaMania enabled the hall to recover from a disastrous fire that occurred three years ago. The FBI's lengthy investigation of this fire blocked the payment of insurance proceeds. Nevertheless, by virtue of MegaMania, the Tribe funded the $30,000 needed to





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rehabilitate the hall building and continue operations.  It has also enabled the Tribe to rehabilitate and use other structures on its property that had previously been vacant.

         7. Because MegaMania Bingo provides virtually all of the hall's gross gaming win, all of the Tribe's social and economic development programs will be severely impacted by a permanent denial of MegaMania Bingo. MegaMania has heretofore provided the funding for the partially-completed day care center, which will likely close if that funding cannot be continued. The operation of the MegaMania game also provides funds for the Education Stipend Program, which supports tribal members pursuing higher or vocational education. The Tribe's ability to provide welfare payments to tribal members, and its ability to continue to fund local charities will be severely curtailed. Lighting and heating payments to low income elderly tribal members will also have to be diminished or eliminated.

         8. The Tribe is obligated to pay the Bureau of Indian Affairs $5,000 per month to pay for the construction of the hall and had difficulty doing so prior to joining the MegaMania network. However, since offering MegaMania to its patrons, revenue from operating this game has permitted these payments to remain current, along with payments that must be made pursuant to National Indian Gaming Commission regulations and payments to the hall's numerous local vendors. The local economy would be seriously impacted by





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the closing of the hall.  The hall's income stream and its close proximity to
Grand Lake has made contemplated tribal projects for local economic development viable, including a proposed golf course, a RV park and a motel. However, the demise of MegaMania would doom those efforts.

         9. Defendant Janet Reno is Attorney General of the United States and is the senior officer of the Defendant United States Department of Justice ("DOJ") and has overall responsibility for administering the DOJ.

         10. Defendant Stephen C. Lewis ("Lewis") is the United States Attorney for the Northern District of Oklahoma.

                             JURISDICTION AND VENUE

         11. This is an action seeking declaratory judgment arising under the IGRA.

         12. Jurisdiction of this action lies with the Court by reason of 28 U.S.C. Sections 1331 (Federal Question) and 28 U.S.C. Section 1362 (Indian Tribes). The relief sought is authorized by that statute and, in addition, by 28 U.S.C. Section 2201 (Declaratory Judgments).

         13. Venue properly lies in the Northern District of Oklahoma pursuant to 28 U.S.C. Sections 1391(e)(1), (e)(2), and (e)(3).

                                   BACKGROUND
                                     BINGO

         14. While the game of Bingo has many variants, one of the traditional forms of Bingo is played on a "card" with a five-by-five grid of numbers. The five columns are labelled "B," "I," "N,"





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"G," and "O," and consist of numbers from 1 to 15, 16 to 30, 31 to 45, 46 to
60, and 61 to 75, respectively. The center square, in the "N" column, is typically a "free" square that is considered to be already covered. The object of the game is to achieve "Bingo" by covering five numbers on the grid in a row, either vertically, horizontally, or diagonally, as balls numbered from 1 to 75 are randomly drawn. The first player or players to do so win a prize. Players participate by purchasing cards. In the traditional game known as "ante-up" Bingo, the players have an opportunity to pay for or drop those cards every time three numbers are called. Because there is no limit to the number of balls that can be drawn, so long as players remain in the game, at least one player will inevitably cover a straight Bingo pattern and win.

         15. Traditionally common variations of bingo include awarding bonus prizes for achieving Bingo with only a small number of balls being randomly drawn and bonus prizes for having two, three, or four "corners" of the card covered.

         16. Experienced Bingo players often purchase and play several cards at once. With MegaMania, four cards are the most that can be played at one time.

         17. The more players participating in an individual Bingo game, the larger the prizes can be. Larger prizes, in turn, serve to attract players.





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                            THE MEGAMANIA BINGO GAME

         18. MegaMania is a system of networked computer terminals ("terminals," "Electronic Player Stations" or "EPS") that allow players at Indian gaming facilities nationwide to participate in a live, large, simultaneous Bingo game. A machine located until December 31, 1997, at the Choctaw Indian gaming facility in Arrowhead, Oklahoma (and seized by the DOJ on that day) "blows" approximately forty of seventy-five numbered ping pong balls into a tube. A human operator calls the number from the balls that have been blown into the tube and keys the numbers into a computer. Those numbers are then uploaded live to the hundreds of MegaMania computer terminals or EPS nationwide. Players have the option to play up to four cards in any given game. The game will not begin unless there are at least 48 cards being played by at least twelve people. Randomly generated cards are displayed at each EPS. The player is given the option of keeping the card(s) displayed, asking for a different card(s), or not playing the card(s) at all. Each card the player plays costs twenty-five cents each time three numbered ping pong balls are drawn.

         19. A player aided by a MegaMania EPS is playing the same Bingo game whether he or she is on Indian lands in California, Oklahoma, New York or elsewhere. The numbers drawn are displayed by the individual EPS visually and announced through audio as well. After a sequence of three numbers are drawn and announced, the





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player must press a "Daub" button on the computer screen to daub, or cover, the called numbers on each card being played. The cards on the EPS change color to indicate the numbers which have been daubed. After each sequence of three balls are called, the player is given eight seconds to make the option of continuing to play his or her card or cards for another three ball draws for an additional 25 cents per card, or dropping one or more of the cards from play.
A player can choose to keep or drop any number of cards from the original group of up to four. Once a card has been dropped, it cannot be played again during that game.

         20. When any player(s) reaches a straight line "Bingo" on one or more cards, all players nationwide are notified of the existence of a potential Bingo. All potentially winning players are given eight seconds to press a button on the terminal to call the Bingo. If the player fails to press the button within the allotted time, he or she is said to "sleep" the Bingo, and the game continues. Upon calling the Bingo, the player wins a prize determined by the number of cards being played and the number of balls that have been drawn. The largest possible prize comes if the player is able to call Bingo after only four ball draws, the lowest mathematically possible number of draws which would conceivably allow a player to call Bingo. Additional prizes are awarded for covering two, three or four corners of the card, as is done in many traditional variations of Bingo.





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         21.     Once a player or players call Bingo anywhere where the game is being played, the game ends nationwide, unless a corner prize has not been awarded, in which case the game continues until a corner prize has been awarded.

         22. Tribes purchase EPS from Multimedia for approximately $5,500 per EPS or lease/purchase or rent EPS from Multimedia at varying monthly rates. Systemwide, 85% of the monies wagered are paid out to players as prizes. The remaining 15%, which averages approximately $64 per terminal per day, is divided between the Tribe and Multimedia Games Inc. Multimedia uses its funds for the maintenance and upkeep of the EPS as well as to pay the operating expenses which include the salaries of the people who are involved in the ball draws, communications expenses, accounting expenses, and other miscellaneous expenses, plus a small profit.

         23. Another example of a tribe which utilizes MegaMania is the Cherokee Nation of Oklahoma ("Cherokee Nation"), a federally recognized Indian Tribe, possessed of all sovereign powers and rights thereto pertaining. The Cherokee Nation is responsible for overseeing and regulating Class II gaming on Indian lands subject to its jurisdiction and enforcing the IGRA pursuant to federally-approved tribal gaming ordinances.

         24. The Cherokee Nation operates three Bingo halls where MegaMania is utilized. These halls are located in Rogers and





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Delaware Counties in the Northern District of Oklahoma and in Sequoyah County
in the Eastern District of Oklahoma.

         25. There are a total of 250 MegaMania electronic player stations at the Cherokee Nation Bingo halls. Of these, 56 are owned by the Cherokee Nation, 104 are under lease/purchase by the Cherokee Nation from Multimedia, and 90 are rented by the Cherokee Nation from Multimedia. The Cherokee Nation receives a substantial share of its gross gaming win from MegaMania. Dramatic and dire adverse economic consequences will be visited upon the Cherokee Nation if MegaMania Bingo is permanently denied.

                              THE STATUTORY SCHEME

         26. IGRA, 25 U.S.C. Section 2701 et seq., created the NIGC to regulate and oversee gaming on Indian land. The NIGC has civil enforcement authority, as well as the authority to promulgate implementing regulations and guidelines through formal rulemaking. From time to time, NIGC issues advisory opinions to provide guidance as to the legality of particular gaming on Indian lands.

         27. Under IGRA, there are three classifications of gambling that are subject to varying levels of federal and state oversight. Class I games are social games of minimal value or traditional games that are part of tribal ceremonies. Bingo and "other games similar to bingo" are Class II games.
Class III games are all games that are not Class I or Class II games, including slot





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machines, blackjack, and "electric and electromagnetic facsimiles of any game of chance."  See 25 U.S.C. Section  2703.

         28. All three classes of gaming are within the jurisdiction of the Indian tribes under IGRA. However, Class II and Class III gaming are also subject to regulatory approvals and oversight from the NIGC. Furthermore, Class III gaming is only possible if it is authorized by a compact between a tribe and a State. See 25 U.S.C. Section 2710.

         29. The relevant provision of 25 U.S.C. Section 2703(7) (emphasis added) reads:

                 (A)      The term "class II gaming" means --

                          (i) the game of chance commonly known as bingo (whether or not electronic, computer, or other technologic aids are used in connection therewith)--

                                  (I)      which is played for prizes,
                          including monetary prizes, with cards bearing numbers or other designations,

                                  (II)     in which the holder of the card
                          covers such numbers or designations when objects, similarly numbered or designated, are drawn or electronically determined, and

                                  (III) in which the game is won by the first
                          person covering a previously designated arrangement of numbers or designations on such cards,

                          ....

                 (B)      The term "class II gaming" does not include--

                          ...

                          (ii) electronic or electromechanical facsimiles of any game of chance or slot machines of any kind.





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         30.     The Senate Report on IGRA explained what was meant by the
phrase "electronic, computer, or other technological aids" found in Section 2703(A)(i) and by the phrase "electronic or electromechanical facsimiles of any game of chance" found in Section 2703(B)(ii) as follows:

                 The Committee intends that tribes be given the opportunity to take advantage of modern methods of conducting class II games and the language regarding technology is designed to provide maximum flexibility. In this regard, the Committee recognizes that tribes may wish to join with other tribes to coordinate their class II operations and thereby enhance the potential of increasing revenues. . . .  Simultaneous games participation between and among reservations can be made practical by use of computers and telecommunications technology as long as the use of such technology does not change the fundamental characteristics of the bingo or lotto games and as long as such games are otherwise operated in accordance with applicable Federal communications law. In other words, such technology would merely broaden the potential participation levels and is readily distinguishable from the use of electronic facsimiles in which a single participant plays a game with or against a machine rather than with or against other players."

Senate Report No. 100-446 at 9, reprinted in 1988 U.S.C.C.A.N. 3071, 3079 (emphasis added).

         31. IGRA authorized the NIGC to promulgate regulations and guidelines necessary to implement the provisions of the Act. 25 U.S.C. Sections 2704, 2706(b)(10). Because of the interplay between IGRA and the Johnson Act, 15 U.S.C. Section 1171 et seq., the NIGC must be able to interpret that interplay in order to have any meaningful regulatory authority under IGRA.

         32. The Johnson Act is not mentioned in the substantive provisions of IGRA regarding Class II aids. Indeed, the Johnson





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Act is only introduced into the definition of a Class II aid by regulations, and even then only negatively as what a Class II aid is not. The Johnson Act itself, however, is remarkably broad. It arguably sweeps within its scope any device or component of a device designed and manufactured primarily for use in connection with gambling. This swath includes devices which Congress undisputedly intended to be permissible Class II aids. Under normal canons of statutory construction, the more recent and more specific statute (IGRA), would control over the more general and earlier statute (The Johnson Act). Despite this potential friction between the two statutes, the NIGC has approved numerous electronic aids as Class II aids under IGRA.

         33. The NIGC has, in turn, interpreted the meaning of the statutory language "electronic, computer, or other technologic aid" in 25 C.F.R. Section 502.7, which reads:

                 Electronic, computer or other technologic aid means a device such as a computer, telephone, cable, television, satellite or bingo blower and that when used--

                 (a) Is not a game of chance, but merely assists a player of the playing of a game;

                 (b) Is readily distinguishable from the playing of a game of chance on an electronic or electromechanical facsimile; and

                 (c) Is operated according to applicable Federal communications law.

         34. The NIGC explained this regulation by stating that "Congress intended to classify as Class II gaming such technology that would enhance the playing of Class II theme games, but not





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technology that would constitute a gambling device under the Johnson Act.  For example, the Commission recognizes as falling within the scope of Class II technology devices that allow bingo players to keep track of cards, bingo blowers, or similar devices that may help in performing one function of bingo." See Definitions Under The Indian Gaming Regulatory Act; Rule, 57 Fed. Reg. 12,386 (1992).

                           THE NEED FOR CLARIFICATION

         35. Multimedia believes, and the NIGC has opined on a number of occasions, that Multimedia's MegaMania Bingo constitutes Class II gaming. Nevertheless, defendants contend that MegaMania is Class III gaming and, in furtherance of this contention, have so advised the plaintiffs and Multimedia's customers, and have seized, and now claim to possess as the United States' property, scores of the MegaMania terminals as well as Multimedia's ball-blowing equipment, computers, network servers, modems, software databases and computer programs used to support the play of MegaMania. The issue raised by defendants' position and actions is critical to plaintiffs. If plaintiffs are engaged in Class III gaming without a Tribal-State compact or regulatory approvals, then they are in potential violation of a number of federal criminal statutes as well as the IGRA. Moreover, if Multimedia were to sell machines for use in Class III gaming without a Tribal-State compact or regulatory approval, it would potentially be subject to prosecution under the Johnson Act, 15 U.S.C. Section 1175.





                               Page 24 of 49 pages
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         36.     Because Indian gaming is so heavily regulated, and because the funds from Indian gaming are so critical to the economic well-being of tribes, tribal governments make the utmost efforts to avoid even the appearance of impropriety.

                THE NIGC APPROVES THE FIRST VERSION OF MEGAMANIA

         37. In November 1995, Multimedia began informal discussions with NIGC regarding an earlier version of MegaMania ("the original MegaMania" or "the first version of MegaMania") and a classification of the original MegaMania as Class II gaming. In this version, no ball-blower was used; instead, numbers were selected randomly by computer as specifically permitted in IGRA's definition of Bingo. Moreover, this version did not require the player to daub his or her own card or to call Bingo. In addition, this version provided both the traditional straight line Bingo game and the traditional shotgun Bingo game, where a prize is won if two of three or three of three sequentially called groups of numbers are on one of the player's cards.

         38. On January 23, 1996, Multimedia made a formal request to the NIGC to have the original MegaMania classified as Class II gaming.

         39. Multimedia provided additional documentation and information regarding Bingo and the original MegaMania to the NIGC on February 2, 1996; February 8, 1996; June 25, 1996; June 27, 1996; and July 2, 1996.

         40. On July 10, 1996, the NIGC issued a five-page, single-spaced, written determination that "the MegaMania system conforms





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with the definition of 'bingo.'  Therefore, MegaMania is a Class II game.
Further, the EPS utilized to link players and bingo halls is a technologic aid as defined in 25 C.F.R. Section 502.7."

         41.     The Commission further noted:

                 Utilization of the EPS does not transform the MegaMania system into a gambling device which would be prohibited pursuant to the Johnson Act. 25 U.S.C. Section 1171(a). The EPS merely links participant players located at various Indian gaming facilities into a bingo game played live at another location. . . . [I]n MegaMania the bingo numbers or designations are selected at one location and are downloaded simultaneously to all participating EPS's. The EPS is merely a screen projecting the game that is conducted live at Creek Nation where actual bingo balls are being drawn. The EPS displays the numbers being drawn, marks the numbers matched, and records the amount of winnings received when a jackpot or consolation prize is won. This does not change the fact that one bingo game is being played and does not alter the fundamental characteristics of that bingo game.
[Emphasis added.]

         42. These determinations are correct; they are, in addition, a reasonable interpretation of the statute and are entitled to substantial deference. The DOJ has conceded, in papers filed in connection with other litigation (see below), that the NIGC advisory opinion of July 10, 1996, sanctioned MegaMania as a Class II game and further noted that:

                 [T]he NIGC chair concluded in the July, 1996 opinion that the Electronic Player Station used to play MegaMania was not a gambling device.

[Emphasis added.]





                               Page 26 of 49 pages

See DOJ Memorandum in Opposition to Motion For Leave to Join in the Pending Motion for Preliminary Injunction, filed on May 16, 1997, in the Lucky Tab II litigation described below.

         43. The NIGC has, in the past, assured those concerned that a statement of its views that a particular form of gaming is Class II eliminates risk in connection with the use of the particular gaming device. Thus, for example, on March 21, 1995, the NIGC issued an "Immediate Release" stating that "[u]ntil such time as the Commission renders its opinion, tribes are taking a risk if they purchase or lease [a] device for use in their class II gaming facilities." No suggestion was made in this release that tribes or others who received such advisory opinions would be taking risks if the devices in question were purchased or leased after a favorable opinion had been issued.

                   MULTIMEDIA INSTALLS THE ORIGINAL MEGAMANIA

         44. In reliance on the NIGC affirmative determination of July 10, 1996, Multimedia offered to several Indian tribes and nations to install MegaMania terminals in their gaming halls, spent millions of dollars procuring and installing those terminals in over thirty of those halls throughout the United States, and entered into contracts with various Indian tribes and nations to operate MegaMania in their Bingo halls.

                      THE DEPARTMENT OF JUSTICE INTERFERES
               WITH MULTIMEDIA'S MEGAMANIA CUSTOMER RELATIONSHIPS

         45. In the summer of 1996, Multimedia learned from third parties that the U.S. Attorney for the Northern District of





                               Page 27 of 49 pages
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Oklahoma, Stephen C. Lewis, was interested in MegaMania.  A Multimedia attorney, Graydon Dean Luthey, Jr., contacted Mr. Lewis by telephone and by letter on June 18, 1996, indicating that Multimedia would be eager to meet with Mr. Lewis or the FBI if they had interest in any Multimedia product.
Multimedia received no response.

         46. On August 15, 1996, Mr. Luthey again wrote to Mr. Lewis, noted that he had not heard from either him or any of his assistants nor anyone else in response to his June 18th offer, and repeated his offer.

         47. As a result of these contacts, Multimedia officials met with Assistant United States Attorney ("AUSA") Catherine Depew Hart and two FBI agents at Multimedia headquarters in Tulsa, Oklahoma, on October 4, 1996. AUSU Hart and the FBI agents requested to visit the Creek Nation Bingo Hall to observe the MegaMania game in operation. Multimedia officials asked AUSU Hart in what she was interested, but she refused to say. AUSU Hart was told by Multimedia officials of the need to obtain permission before entry onto Indian land, but AUSU Hart declined to seek such permission.

         48. On October 4-5, 1996, AUSU Hart, along with two FBI agents, visited the Creek Nation Bingo Hall to observe MegaMania. Representatives of the Creek Nation ordered them to leave on both dates.

         49. On October 7, 1996, AUSU Hart spoke at a public meeting of the Creek Nation Gaming Operations Board ("the Creek"), and improperly informed all those present that Multimedia was under





                               Page 28 of 49 pages
criminal investigation for violations of the Johnson Act; that this investigation had been ongoing for some time; and that because of grand jury secrecy requirements she could not say more.

         50. In part due to AUSU Hart's remarks, the Creek Nation immediately voted to terminate all of its contracts with Multimedia. The Chairman of the Gaming Operations Board of the Creek Nation wrote Multimedia on October 8, 1996, informing it of AUSU Hart's comments, calling them a "stunning disclosure," noting that such investigation "greatly jeopardizes the reputation and credibility of our gaming operations," and advising Multimedia of the termination of all contracts. This letter was the first time anyone had informed Multimedia that a criminal investigation was underway.

         51. After Multimedia received confirmation from Mr. Lewis that there was a criminal investigation, Larry Montgomery, the president of Multimedia, immediately wrote to the Chairman of the NIGC, on October 21, 1996, to inform the NIGC of the investigation.

                   MULTIMEDIA CONTINUES TO COOPERATE WITH THE
               NIGC AND TRIES TO LEARN THE OBJECTIONS OF THE DOJ

         52. On or about January 11, 1997, a meeting occurred at the Multimedia offices in Tulsa. In attendance were NIGC Commissioner Phil Hogan, U.S. Attorney Steve Lewis, AUSA Catherine Depew Hart, AUSA Ann Dooley, FBI agents D.J. Dunlap and Jerry Simpson, Gordon Graves, Larry Montgomery, other Multimedia employees, former FBI agent Martin Weber, and attorneys Dean Luthey and Arch McColl. At that meeting, FBI agent Jerry Simpson had additional questions.





                               Page 29 of 49 pages

Steve Lewis also stated at this meeting that he was concerned with some aspects of the MegaMania game, including interim prizes.

         53. Arch McColl, an attorney with offices in Texas and a long time business associate of Gordon Graves, gave a lengthy statement on behalf of Multimedia, reiterating Multimedia's intention to not violate any law. McColl further explained the commitment of the officials of Multimedia to cooperate and resolve any questions or problems from the DOJ perspective.

         54. Plaintiffs are informed and believe that on January 30, 1997, DOJ officials met with NIGC officials and complained about the NIGC's classification of the original MegaMania as Class II.

         55. On January 30, 1997, NIGC Commissioner Phil Hogan, NIGC Acting General Counsel Penny Coleman, NIGC Field Investigator Tim Harper, and NIGC Director of Enforcement Alan Fedman participated in a teleconference with Multimedia officials regarding the January 30 meeting with the DOJ that was requested by Commissioner Hogan. During that teleconference, representatives of the NIGC made suggestions on what modifications could be made to the original MegaMania to satisfy the concerns of the DOJ. Multimedia officials were informed by the NIGC representatives that the DOJ insisted upon the following changes to the MegaMania game:

                 a. The elimination of the electronic random number generator, despite the clear language of 25 U.S.C. Section 2703(7)(A)(i)(II) permitting "electronically determined" numbers;

                 b. The elimination of shotgun Bingo, despite the fact that this is a traditional form of Bingo predating the IGRA;





                               Page 30 of 49 pages

                 c. Additional human participation in the form of marking or daubing one's own card(s) and calling Bingo.

         56. As a result of the January 30, 1997, teleconference with NIGC representatives, Multimedia undertook extensive and expensive revisions to the original MegaMania. On February 11, 1997, Multimedia wrote to the NIGC and Mr. Lewis with a list of proposed changes. That same week, Multimedia informed the dozens of Indian tribes using the original MegaMania of Multimedia's intent to modify MegaMania to address DOJ concerns. On April 1, 1997, Multimedia reiterated to the NIGC the changes which it would make to the original version of the MegaMania game.

         57. On April 9, 1997, Ada Deer, the Acting Chair of the NIGC and the Assistant Secretary of the Interior, wrote to Multimedia on behalf of the NIGC a four-page, single-spaced letter, analyzing the description of MegaMania in Multimedia's letter of April 1, 1997. The NIGC, aware of the DOJ's then-stated objections, stated: "Thus, we conclude that MegaMania, as described above, conforms with the IGRA definition of bingo and thus is a Class II game." [Emphasis added.]

         58. In the April 9, 1997 letter, the NIGC explained its reasoning by stating:

                 The EPS used to link players and bingo halls is a technologic aid as defined in 25 C.F.R. Section 502.7. Use of a computer/EPS system to link participant players located at various Indian Bingo halls into one live Bingo game does not alter the fundamental characteristics of the Bingo game. The MegaMania computer/EPS system utilizes computers, telephone lines, and a Bingo blower to allow remote players located at other





                               Page 31 of 49 pages

                 Indian Bingo halls to play the game. Further, MegaMania is not a stand-alone game and may not be played one-on-one against a machine. As described above, a minimum of twelve players, each holding four cards, is required to start a MegaMania game. Such use of technology was anticipated as discussed in the legislative history of IGRA noted above. The use of such technology is readily distinguishable from the playing of a game of chance on an electronic or electromechanical facsimile.

[Emphasis added.]

         59. These determinations and conclusions were correct, and also were a reasonable interpretation of IGRA. They are therefore entitled to substantial deference.

         60. The DOJ expressed no objection or disagreement with respect to Multimedia's letters of February 11 and April 1, 1997, or with respect to the NIGC determination of April 9, 1997.

         61. In reliance upon the April 9, 1997 determination of the NIGC and the explicit and implicit representations of the NIGC and the DOJ that the revised MegaMania would be acceptable, Multimedia entered into business relationships continued previously existing relationships, and spent several million dollars in making the proposed changes and procuring additional equipment and customers.

         62. On July 15, 1997, Multimedia completed the revisions to MegaMania that the NIGC had approved on April 9, 1997. The current version of MegaMania fully reflects the changes requested in the April 9, 1997 letter from the NIGC as well as the changes requested by Acting NIGC General Counsel Penny Coleman in a July 23, 1997 letter.





                               Page 32 of 49 pages

         63. On July 23, 1997, the NIGC wrote an advisory opinion to Multimedia, confirming that Multimedia "may play [MegaMania] as a Class II game." The Commission further observed that "we believe that the manufacturer has made every effort to develop this game with the aid of technology rather than by using gambling devices. Therefore, we have determined that the tribes may play MegaMania without risk of an enforcement action by the NIGC." [Emphasis added.]

         64. Without any attempt to rebut its own reasoning in its letters of July 10, 1996, and April 9, 1997 that the MegaMania EPS was not a gaming device, however, the NIGC on July 23, 1997 declined to make a definitive statement whether Megamania uses gaming devices (despite the fact that previous NIGC letter of July 10, 1996 specifically stated that MegaMania was not a gaming device). To the extent the DOJ relies on this disclaimer, the NIGC's abdication contradicts, in an arbitrary and capricious fashion, earlier NIGC decisions that Multimedia justifiably relied upon, and is not entitled to any deference.





                               Page 33 of 49 pages

                         THE DOJ CONTINUES TO INTERFERE
                      WITH PLAINTIFFS' BUSINESS RELATIONS

         65. In the spring of 1997, Multimedia attempted to re-establish its relationship with the Creek Nation. However, in late April 1997, Mr. Lewis and AUSU Hart met with representatives of the Creek Nation along with Worldlink Gaming Corporation (hereinafter "Worldlink"), a Multimedia competitor, and told them, in the presence of the Multimedia competitor, that even with the revisions Multimedia would be subject to felony prosecution and forfeiture.

         66. As a result of this meeting, Multimedia's negotiations with the Creek Nation reached an impasse.

         67. On or about mid-1997, the Absentee Shawnee Tribe ceased all use of MegaMania because of fear of prosecution. The Absentee Shawnee Tribe, before ceasing use of MegaMania, accounted for approximately $1,200 of revenue to Multimedia a day.

         68. In July 1997, Mr. Lewis, wrote to numerous tribes in Oklahoma and incorrectly asserted that MegaMania was illegal Class III gaming.

         69. Multimedia's competitors have used the remarks and writings of Mr. Lewis and AUSU Hart to affect Multimedia adversely in the market. Multimedia is unable to calculate these damages with certainty, but they are sizeable.

         70. This conduct unfairly pressured Multimedia and its customers and was designed to discourage Multimedia and its customers from engaging in lawful activity. By incorrectly asserting that





                               Page 34 of 49 pages

MegaMania was illegal, defendants have unjustly penalized Multimedia in the marketplace and have harmed the Seneca-Cayuga.

         71. Mr. Lewis' approval of "Rocket Bingo - the Classic Game" as Class II gaming, is inconsistent with his disapproval of MegaMania as Class III gaming. Both games employ a virtually identical electronic aid. Multimedia is informed and believes that Gary Watkins, the President of Rocket Bingo's Worldlink (and a former employee of Multimedia), and his business associates have cooperated with Mr. Lewis against Multimedia. Gary Watkins was a Vice President of Multimedia Games until resigning on September 17, 1996. While an employee, he formed Worldlink, a company that was to provide electronic Bingo games similar to MegaMania, thus competing directly with MegaMania in a limited marketplace. Multimedia has filed a complaint against Watkins and Worldlink alleging that Watkins stole trade secrets and software related to MegaMania and used them at Worldlink. The public meeting held on October 7, 1996 before the Creek Nation Gaming Operations Board [at which AUSU Hart publicly disclosed for the first time that MegaMania was under criminal investigation by Mr. Lewis] was held at the invitation of Mr. Watkins' business associate in Rocket Bingo. After AUSU Hart's disclosure, the Creek Nation discontinued play of MegaMania at its Bingo halls and introduced Rocket Bingo. Sales representatives of Rocket Bingo have communicated on numerous occasions with Multimedia's customers about the existence of a close working relationship with Mr. Lewis and knowledge of pending actions by Mr. Lewis against MegaMania.





                               Page 35 of 49 pages

         72. By way of example only, on the morning of December 31, 1997, hours before any agents arrived at Multimedia to seize records and equipment, and hours before the sealed complaint by Mr. Lewis was made public through statements to the press by Mr. Lewis, an employee of Multimedia received a telephone call from as associate of Mr. Watkins, who told the Multimedia employee "Enjoy your day, girl, they are going to shut you down today!" Similarly, on or about December 19, 1997, at a reception for the NIGC Chairman at the Creek Nation gaming hall in Tulsa, Multimedia is informed and believes that Mr. Watkins' associates falsely informed Mr. Lewis (who both attended the Creek reception and spoke at the reception), as well as the NIGC Chairman, that the version of MegaMania which was being implemented was not in accordance with the changes requested in the NIGC's Acting General Counsel's letter of July 23, 1997, when in truth and fact such changes were implemented. On December 19, 1997, at this same reception, both Mr. Lewis and the NIGC Chairman were invited to attend Worldlink's demonstration of both Rocket Bingo and Rocket Bingo - the Classic Game at the Creek hall.

                     THE UNLAWFUL INTERFERENCE INTENSIFIES

         73. On December 3, 1997, Multimedia completed the revisions to MegaMania that the NIGC had requested on July 23, 1997.

         74. That day, Multimedia's Mr. Montgomery wrote the NIGC, Mr. Lewis, and Mr. Raley's office notifying them of the completion of the revisions and inviting them to inspect MegaMania.





                               Page 36 of 49 pages

         75. Within hours of Mr. Montgomery's fax to Mr. Lewis, Mr. Lewis faxed a reply to Multimedia's attorneys, also dated December 3, 1997, in which he:

                 a.       refused to attend any demonstration of MegaMania;

                 b.       claimed that the MegaMania terminals were still Class
                          III;

                 c. stated, for the first time, two new objections to MegaMania that have no basis in the statutes or regulations;

                 d. suggested that there were even more objections to MegaMania, but did not state what they might be;

                 e. incorrectly claimed that Multimedia "steadfastly refus[ed]" to make changes when, in fact, Multimedia had made every change the DOJ or NIGC had requested to that date; and

                 f.       threatened, for the first time, criminal sanctions.

         Multimedia was stunned that Mr. Lewis would claim that Multimedia had "steadfastly refused" to make the two changes which were the subject of his December 3, 1997 letter in light of the fact that his December 3 letter represented the first time Mr. Lewis had ever written to Multimedia with any specific objections.

         76. In his December 3, 1997, letter, Mr. Lewis pointed to the "ante up functions [i.e., the system of paying for three balls at a time] and the interim wins [i.e., prizes for covering two, three, or four corners of a card] on the way to bingo" as "two of the features which fundamentally change the play of the game of bingo and create





                               Page 37 of 49 pages
a game of chance which is essentially like a slot machine ...."  Both of these objections have nothing to do with the electronic nature of MegaMania. Neither the ante up functions nor the interim wins system has anything to do with a slot machine. And both the ante up system and the interim win system are forms of Bingo that have traditionally been played long before the enactment of IGRA.

         77. On December 22, 1997, Multimedia submitted a letter to the NIGC in which it notified the NIGC that the final changes to MegaMania as requested in the NIGC's Acting General Counsel's letter of July 23, 1997 would be implemented as of 9:00 a.m. on December 24, 1997. Multimedia further offered to permit verification of those changes to be made at anytime after 9:00 a.m. on December 24, 1997. Multimedia's December 22, 1997 letter also enclosed a checklist setting forth each of the categories discussed in the July 23, 1997 NIGC letter as well as the compliance undertaken by Multimedia with each of the categories in question. As of the filing of this complaint, there has been no response by the NIGC to the December 22, 1997 letter from Multimedia.

         78. On December 24, 1997, the above-referenced changes were in fact deployed. Unfortunately, due to software problems, the system operated for only approximately one hour. Multimedia then pulled down the system, worked through the Christmas holiday, and deployed a software-corrected version on December 26, 1997. Unfortunately, this version also suffered from software problems and was shut down after approximately 90 minutes. Multimedia then worked through the evening of December 26, 1997 and deployed a software-corrected





                               Page 38 of 49 pages
version of MegaMania which has operated since that date, except to the extent such operation has been interfered with by defendants.

         79. On December 30, 1997, Layn R. Phillips, counsel for Multimedia, wrote to Mr. Lewis to request a meeting in January, 1998, to attempt to resolve differences. This letter was sent by facsimile. Mr. Lewis never responded to this letter.

         80. Mr. Phillips's request was in accordance with an earlier understanding between Multimedia's counsel, Graydon Dean Luthey, Jr., and Mr. Lewis that upon Mr. Lewis's completion of his analysis of MegaMania, Mr. Lewis would give counsel for Multimedia his conclusions and would provide an opportunity for an in-person discussion of the respective positions before taking any action. Mr. Lewis confirmed this agreement with Mr. Luthey in February, 1997. Multimedia is further informed and believes that Lewis made representations to various tribal representatives that no law enforcement action would be taken against their MegaMania operations absent meeting with them first. These agreements and understandings, like the Luthey agreement, were also not honored by Lewis.

         81. Notwithstanding Mr. Phillips' letter of December 30, 1997, the agreement with Mr. Luthey, and the above-referenced tribal agreements, on December 31, 1997, federal agents, with a warrant for search and seizure, raided Multimedia's headquarters in Tulsa, Oklahoma; the Seneca-Cayuga facilities in Grove, Oklahoma; the Cherokee Nation facilities in Tulsa and Siloam Springs, Oklahoma; and the Choctaw Nation facilities near Arrowhead Lake, Oklahoma. The agents confiscated or sealed legal equipment, including MegaMania





                               Page 39 of 49 pages
terminals, the Bingo ball blower, computers, network servers, modems, software databases and computer programs used to support the play of MegaMania in the United States. This confiscation occurred notwithstanding the fact that no United States attorney outside of Oklahoma has asserted that MegaMania was not Class II gaming. By letter of January 2, 1998, Mr. Lewis noted that the expected result of the December 31, 1997 confiscation would be to possibly "shut down the play of the MegaMania devices throughout the United States."

         82. This action was taken notwithstanding the express and repeated offers of cooperation by Multimedia, as well as Multimedia's repeated offers to provide the Department of Justice whatever information it requested. Indeed, all meetings and correspondence to address the vague DOJ concerns have been initiated by Multimedia. Prior to the precipitous search and seizure action on December 31, 1997, no Multimedia employees have been contacted by the DOJ except when Multimedia initiated meetings to provide information it thought the DOJ would want. Since it was first informed of the DOJ's interest, Multimedia officials and its attorneys have consistently informed the DOJ that they did not want to have an adversarial relationship with the DOJ for several reasons, including but not limited to the fact that it was Multimedia's intention to not violate any statutes, and the fact that Multimedia is in a highly competitive market in which enforcement actions, which would not be necessary with the pledged cooperation of Multimedia, would result in economic advantage to its competitors and economic harry to the sovereign Indian tribes.





                               Page 40 of 49 pages

         83. Plaintiffs are informed and believe, as reported in the Tulsa World on January 2, 1998, that on or about December 31, 1997, Mr. Lewis advised officials of the Cherokee Nation that the "seized" property would not be removed from premises "by federal authorities because they would have to be returned if the court doesn't find them illegal." The "seized" property now remains on the property of the Seneca-Cayuga hall, in full view of its customers, bearing crime scene related seizure stickers and warnings, thus further interfering with plaintiffs' business.

                      DOJ CONCESSIONS REGARDING MEGAMANIA
                     MADE IN OTHER INDIAN GAMING LITIGATION

         84. The defendants' position is particularly incomprehensible because they have repeatedly made concessions regarding the Class II nature of MegaMania.

         85. On March 5, 1997, Diamond Game Enterprises and the Kickapoo Traditional Tribe of Texas filed a complaint for declaratory relief in the United District Court for the District of Columbia, seeking, among other things, a declaration that a particular device known as the Lucky Tab II Dispenser was a lawful Class II electronic aid within the meaning of IGRA and may be lawfully operated at Indian gaming facilities (hereinafter "Lucky Tab II litigation"). The defendants in the Lucky Tab II litigation included the DOJ, Janet Reno and the NIGC.

         86. A principal argument advanced by the plaintiffs in the Lucky Tab II litigation was that the NIGC had appropriately and correctly categorized MegaMania as a Class II electronic aid, and





                               Page 41 of 49 pages
that the game which was the subject of the Lucky Tab II litigation should be similarly categorized. In the course of the Lucky Tab II litigation, the DOJ made numerous concessions regarding the Class II nature of MegaMania.

         87. The DOJ, on September 26, 1997, in its Responses to Plaintiffs' Revised First Set of Interrogatories, stated under oath that:

              While the July 10, 1996, [NIGC] letter stated that the MegaMania game was a class II game, that position was reconsidered. See letter of March 28, 1997, from Acting Chair Ada Deer; letter of April 9, 1997, from Acting Chair Ada Deer; letter of May 12, 1997, from Acting Chair Ada Deer and letter of July 23, 1997, from Acting General Counsel Penny Coleman. The thrust of these letters was that unless the MegaMania game as described in the July 10, 1996, letter was changed, MegaMania would constitute a Class III game. In response to these letters, the MegaMania game was changed. Subsequently, it was determined that with the changes in place, MegaMania could be played as a Class II game. See July 23, 1997, letter from Acting General Counsel Penny Coleman.

  [Emphasis added.]

         88. Moreover, the DOJ admitted the following in response to Interrogatory No. 10 from the Lucky Tab II plaintiff: "The NIGC has not issued any advisory opinions to the effect that electronic aids may not be used with a Class II game." [Emphasis added.]

         89. In a Joint Status Report filed with the United States District Court for the District of Columbia dated October 28, 1997, counsel for the United States Department advised the Court of various developments relating to potential settlement of the Lucky Tab II litigation. Among other things, the United States informed the Court that Congress had not yet formally approved the Interior





                               Page 42 of 49 pages

Appropriations bill, and that a Conference Committee Report has only recently become available which stated in pertinent part:

                    The managers note that this provision will have no effect on the classification of bingo games, including bingo involving electronic blowers. Such games currently are considered class II and will remain class II under this provision.


H.R. Conf. Rep. No. 105-337, at 78 (1997) (emphasis in original court filing).

         90. The DOJ, on October 29, 1997, in its Cross Motion for Summary Judgment in the Lucky Tab II litigation, Washington D.C., conceded the existence of federal government "advisory opinions concluding that integrated bingo games could be played as Class II games." The DOJ argued, however, that "there are significant factual and legal distinctions between fully integrated bingo games and the Lucky Tab II machine." [Emphasis added.] The DOJ went on to note that MegaMania utilizes communications technology to broaden the participation in a simultaneous game, which is precisely what Congress intended under IGRA. The DOJ thus stated:

              THERE ARE SIGNIFICANT FACTUAL AND LEGAL DISTINCTIONS BETWEEN LUCKY TAB II AND INTEGRATED BINGO GAMES SUCH AS MEGAMANIA AND ROCKET BINGO. [Emphasis in original.]

                          The advisory opinions of the [NIGC's] Acting General Counsel addressed MegaMania and Rocket Bingo in a context limited to games described as fully integrated bingo games. The games electronically link players in one or more Indian bingo halls to simultaneously play the same bingo game. See Sycuan Band, 54 F.3d at
         543. A minimum number of players are required to conduct a game and the players are playing until someone can claim the bingo prizes. The games as described by the manufacturers to NIGC, involve a number of human elements and human decisions . . .





                               Page 43 of 49 pages

              In contrast, the Lucky Tab II machine is not a bingo game and does not facilitate the playing of a simultaneous game through communications technology. The Lucky Tab II game does not utilize communications technology to broaden the participation in a simultaneous game, as Congress intended, instead it is a game in and of itself.

         91. The DOJ, in its Cross Motion for Summary Judgment in the Lucky Tab II litigation, the DOJ represented to be undisputed the fact that:

              MegaMania is a fully integrated bingo game. It electronically links players in one or more Indian bingo halls to simultaneously play that same bingo game. A minimum number of players are required to conduct a game and the game continues until someone claims the bingo prize. The game, as described by the manufacturers to the NIGC, involve a number of human elements and human decisions -- none of which are present in the Lucky Tab II machines --

[Emphasis added.]

The DOJ reiterated these identical distinctions in a companion filing entitled Defendant's Statement of Material Facts, also filed in the Lucky Tab II litigation on October 29, 1997.

         92. The DOJ, on December 3, 1997, in its Reply in Support of Motion for Summary Judgment in the Lucky Tab II litigation, again emphasized the differences between MegaMania and Lucky Tab II:

              The [Lucky Tab] machine either performs all the elements of the pull tab game itself (and in that way is plainly distinguishable from MegaMania and Rocket Bingo) or, because it has additional elements of chance to the traditional pull tab game, is in fact a new game.

[Emphasis added.]





                               Page 44 of 49 pages

In that same filing, the DOJ stated that:

              [U]nlike MegaMania and Rocket Bingo, Lucky Tab II does not link participants at various reservations in the simultaneous playing of a single Class II game (like bingo) and does not involve computers and telecommunications to broaden participation levels.

[Emphasis added.]

The DOJ further stated that:

              Stated otherwise, gamblers playing Lucky Tab II independently play a "game" with or against a machine -- rather than with or against other players. By contrast, with both MegaMania and Rocket Bingo, players use those machines to simultaneously play a Class II game of bingo and the machines use telecommunications technology to broaden participation levels in that game.

[Emphasis added in part.]

         93. Notwithstanding the fact that the DOJ has repeatedly equated MegaMania and Rocket Bingo, and notwithstanding the fact that Mr. Lewis has specifically approved "Rocket Bingo -- the Classic Game" and the EPS which aids the playing of the game as Class II gaming, defendants in the present action continue to assert that MegaMania is Class III gaming.

         94. Moreover, on August 1, 1997, the NIGC wrote Worldlink a letter, similar to the NIGC's July 23, 1997, letter to Multimedia, approving Worldlink's Rocket Bingo as Class II gaming. The NIGC's description of Rocket Bingo is identical to that of MegaMania in all material respects. Rocket Bingo, like MegaMania, features a video display of Bingo cards, an ante-up feature, video and audio stimuli, a terminal with touch-screen data entry for "daubing" cards, and the possibility of "sleeping" a Bingo. (Indeed, the developer of Rocket





                               Page 45 of 49 pages

Bingo, Gary Watkins, is a former employee of Multimedia; Multimedia is currently in litigation against Mr. Watkins for theft of trade secrets and other misappropriation.)

         95. According to the NIGC letter of August 1, 1997, the only differences between MegaMania and Rocket Bingo are that (1) Rocket Bingo can be played with only two players, while MegaMania requires twelve, (2) a player can play thirty-six cards at once on Rocket Bingo, while a MegaMania player can only play a maximum of four, and (3) Rocket Bingo features an automated scanner reading bar codes off of a Bingo blower. Furthermore, according to its Worldlink web page (http://www.wlgc.com/rocketbin.htm), a Rocket Bingo player can bet a dollar, four times as much as a MegaMania player, on a set of three balls per card, thus betting over a hundred dollars a minute if all cards are played.

                       THE NEED FOR DECLARATORY JUDGMENT

         96. Plaintiffs contend that MegaMania is an electronic aid to a legal Class II Bingo game, and is lawful as Class II gaming. Defendants assert that Megamania is a Class III game and is unlawful under the Johnson Act unless operated pursuant to a valid Tribal-State compact. As a result of this controversy, declaration of the parties' rights in this matter is required.

         97. The DOJ's threat of prosecution of Multimedia and its customers for its activities regarding MegaMania, and seizure of its equipment and the terminals necessary for MegaMania play, creates an actual case or controversy regarding a federal question that directly affects the rights and legal relationships of the plaintiffs.





                               Page 46 of 49 pages

         98. Plaintiffs are entitled to a judicial declaration that MegaMania is Class II gaming.

         99. Plaintiffs are further entitled to a judicial declaration that a Class II MegaMania aid with electronically determined Bingo draws, as in the original version of MegaMania, would remain Class II.

         100. The position of the defendants is not substantially justified. Multimedia and the Seneca-Cayuga is therefore entitled to their attorneys' fees in preparing for and bringing this action under the Equal Access to Justice Act, 28 U.S.C. Section 2412(d).





                               Page 47 of 49 pages

                                     PRAYER FOR RELIEF

         Wherefore plaintiffs pray that this Court:

         A. enter its judgment declaring that both the original and present version of MegaMania are permissible Class II gaming;

         B. award Plaintiffs its costs, attorneys' fees, and all other legal and equitable relief to which the facts entitle the plaintiff; and

         C.      enter all remedies as to which justice requires.  Dated:
January 4, 1998

                                        HALL, ESTILL, HARDWICK,
                                        GABLE, GOLDEN & NELSON
                                        Larry W. Sandel, OBA #7889
                                        Graydon Dean Luthey, Jr., OBA #5568
                                        320 South Boston Avenue, Suite 400
                                        Tulsa, Oklahoma 74103-3708
                                        Telephone: (918) 594-0400

                                        IRELL & MANELLA LLP
                                        Layn R. Phillips, OBA #7124
                                        1800 Avenue of the Stars, Suite 900
                                        Los Angeles, California  90067-4276
                                        Telephone:  (310) 277-1010

                                        Attorneys for Plaintiff
                                        MULTIMEDIA GAMES, INC.




                                        Layn R. Phillips
                                        Attorney for Plaintiff MULTIMEDIA
                                        GAMES, INC.





                               Page 48 of 49 pages

                                        JESS GREEN, OBA #3564
                                        301 E. Main
                                        Ada, Oklahoma 74820
                                        Telephone: (580) 436-1946

                                        Attorney for Plaintiff
                                        SENECA-CAYUGA TRIBE OF OKLAHOMA





                                        Jess Green
                                        Attorney for Plaintiff SENECA-CAYUGA
                                        TRIBE OF OKLAHOMA





                               Page 49 of 49 pages